Exhibit 99.1

IBERIABANK Corporation Names Chief Credit Officer

LAFAYETTE, LOUISIANA – IBERIABANK Corporation (NASDAQ: IBKC), holding company of 122-year old IBERIABANK (www.iberiabank.com) and IBERIABANK fsb (www.iberiabankfsb.com), is pleased to announce the appointment of H. Gregg Strader as Executive Vice President and Chief Credit Officer.

The position of Chief Credit Officer was previously held by Anthony Restel who will continue to serve as Chief Financial Officer for the Company.

Strader joined IBERIABANK in July of 2009 as Executive Vice President and Senior Credit Officer to lead the Company’s Commercial Credit Support Department. Prior to joining IBERIABANK, Strader worked for Wachovia Corporation in a number of various senior credit roles for 23 years.

His most recent positions at Wachovia include Managing Director of the Real Estate Special Assets Area and Chief Risk Officer for Wachovia’s Real Estate Financial Services group. Strader has extensive management experience in risk management, commercial real estate, and strategic, firm-building leadership. He has proven to be skilled at risk management, workouts, underwriting, portfolio management and construction monitoring.

“Gregg has brought us extraordinary depth complementing our existing talent in the credit area,” said Daryl G. Byrd, President and Chief Executive Officer. “We are fortunate to have someone of his caliber focused on mitigating risk in our organization. While we do not have the problems so many banks are facing today, we recognize that focus on credit discipline is always important. Gregg continues to provide tremendous value and is an outstanding choice to play such a crucial role in our Company.”

Byrd continued, “Anthony Restel has made remarkable contributions to our organization as the Chief Credit Officer over the past several years. I am particularly grateful for the significant responsibilities he has carried as both Chief Financial Officer and Chief Credit Officer during these unprecedented times.”

Strader graduated from Davidson College in Economics and from Washington University in St. Louis, MO, with an MBA from the Olin School of Business. He resides with his family in Greensboro, North Carolina.

IBERIABANK Corporation is a multi-bank financial holding company headquartered in Lafayette, Louisiana. The Company has 204 combined offices, including 135 bank branch offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 26 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 43 locations in 10 states. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC” and the Company’s market capitalization of approximately $1.1 billion, based on the closing stock price on December 10, 2009.